Exhibit 10.1
NOTE: Performance restricted stock unit awards were made to certain members of the Managing Committee (“Participants”) of U.S. Bancorp (the “Company”) on February 16, 2010 (the “Grant Date”). Each of such Awards will have the terms and conditions set forth in the Participant’s award summary (the “Award Summary”), which can be accessed on the Citigroup/Smith Barney Benefit Access Website at www.benefitaccess.com. The Award Summary may be viewed at any time on this Website, and the Award Summary may also be printed out. In addition to the individual terms and conditions set forth in the Award Summary, each performance restricted stock unit award will have the terms and conditions set forth in the form of Performance Restricted Stock Unit Award Agreement below. As a condition of each performance restricted stock unit award, Participant accepts the terms and conditions of the Performance Restricted Stock Unit Award Agreement and the Award Summary.
U.S. BANCORP
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT, together with the Award Summary and Exhibit A hereto which are incorporated herein by reference (collectively, the “Agreement”), sets forth the terms and conditions of a performance restricted stock unit award representing the right to receive shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The Agreement is issued pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”) and is subject to its terms. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.
The Company and Participant agree as follows:
1.	Award

Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant a performance restricted stock unit award entitling Participant to the number of performance restricted stock units (the “Units”) set forth in Participant’s Award Summary. Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares.”
2.	Vesting; Forfeiture
(a)	Performance Based Vesting Condition; Forfeiture. Except as otherwise provided in Sections 2(e) and (f), (i) none of the Shares shall vest at any time, unless the Company achieves or exceeds the Peer Group ROE Ranking Target (as defined in Exhibit A), and (ii) if the Company does not achieve or exceed the Peer Group ROE Ranking Target, all of the Units shall be immediately and irrevocably forfeited as of the Determination Date (as defined below). The performance period to be used for determining whether or not the Company has achieved or exceeded the Peer Group ROE Ranking Target is specified in Exhibit A and is referred to herein as the “Performance Period,” and the date on which such determination will be made is specified in Exhibit A and is referred to herein as the “Determination Date.”
(b)	Time Based Vesting Condition; Forfeiture. Subject to Section 2(a), 50% of the Units shall vest on the third anniversary of the Grant Date (the “First Scheduled Vesting Date”), an additional 25% of the Units shall vest on the fourth anniversary of the Grant Date (the “Second Scheduled Vesting Date”), and the remaining 25% of the Units shall vest on the fifth anniversary of the Grant Date (the “Third Scheduled Vesting Date,” and, together with the First Scheduled Vesting Date and the Second Scheduled Vesting Dates, the “Scheduled Vesting Dates”). Except as otherwise provided in this Section 2, if Participant ceases to be an employee of the Company or any Affiliate prior to vesting of any Units on a Scheduled Vesting Date, all of Participant’s unvested Units shall be immediately and irrevocably forfeited as of the date on which Participant’s employment is terminated.

(c)	Continued Vesting Upon Termination of Employment due to Retirement. Subject to Section 2(a), if Participant ceases to be an employee of the Company or any Affiliate prior to the First Scheduled Vesting Date by reason of Retirement (as defined below), then a Pro Rata Portion (as defined below) of the Units shall become vested on such First Scheduled Vesting Date. Subject to Section 2(a), if a Participant ceases to be an employee of the Company after the First Scheduled Vesting Date but prior to the Second Scheduled Vesting Date by reason of Retirement, then additional Units shall become vested on the Second Scheduled Vesting Date so that the total number of Participant’s vested Units (including any Units that became vested on the First Scheduled Vesting Date) is equal to a Pro Rata Portion of the Units. Subject to Section 2(a), if Participant ceases to be an employee of the Company after the Second Scheduled Vesting Date but prior to the Third Scheduled Vesting Date by reason of Retirement, then additional Units shall become vested on the Third Scheduled Vesting Date so that the total number of Participant’s vested Units (including any Units that became vested on the First Anniversary Date and the Second Anniversary Date) is equal to a Pro Rata Portion of the Units. For purposes of this Section 2(c), “Pro Rata Portion” means (a) the number of Units awarded to Participant, multiplied by an amount equal to (b) (i) the number of full calendar months Participant was employed by the Company or any Affiliate from the Grant Date to the date of Retirement, divided by (ii) 60, and “Retirement” means termination of employment by a Participant who is age 59 1/2 or older.

(d)	Continued Vesting Upon Termination of Employment Due to Disability. Subject to Section 2(a), if Participant ceases to be an employee of the Company or any Affiliate by reason of Disability (as defined below), the Units shall not be forfeited, but shall continue to vest in accordance with Section 2(b) as though such termination of employment had never occurred. For purposes of this Section 2(d), “Disability” means leaving active employment with the Company and qualifying and receiving disability benefits under the Company’s long-term disability programs in effect from time to time.

(e)	Acceleration of Vesting Upon Death. If Participant ceases to be an employee by reason of death, or if Participant dies after termination of employment with the Company or an Affiliate due to Disability or Retirement but prior to any Scheduled Vesting Date, then the Units will become vested in accordance with this Section 2(e). If such death occurs prior to the last day of the Performance Period, then all of the Units will vest upon Participant’s death, whether or not the Peer Group ROE Ranking Target is achieved or exceeded by the Company. If the death occurs on or after the last day of the Performance Period, then all of the Units will vest upon Participant’s death, but only if the Peer Group ROE Ranking Target has been achieved or exceeded by the Company.

(f)	Acceleration of Vesting Upon Qualifying Termination. If Participant has been continuously employed by the Company or any Affiliate of the Company until the date of a Qualifying Termination (as defined below), then immediately upon such Qualifying Termination Participant shall be vested in the number of Units determined in accordance with this Section 2(f). If the Qualifying Termination occurs on or after December 31, 2010 and prior to the last day of the Performance Period, all of the Units shall vest, but only if the Alternative Peer Group ROE Ranking Target (as defined in Exhibit A) has been achieved or exceeded by the Company. If the Qualifying Termination occurs on or after the last day of the Performance Period, all of the Units will vest upon such Qualifying Termination but only if the Peer Group ROE Ranking Target has been achieved or exceeded by the Company. If the Qualifying Termination occurs prior to December 31, 2010, no Units shall vest at any time. For purposes of this Section 2(f), the following terms shall have the following definitions:
(i)	“Announcement Date” shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(ii)	“Cause” shall mean (A) the continued failure by Participant to substantially perform Participant’s duties with the Company or any Affiliate (other than any such failure resulting from Participant’s Disability (as defined in Section 2(c)), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, and Participant has failed to resume substantial performance of Participant’s duties on a continuous basis, (B) gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company’s premises), including, without limitation, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates or (C) Participant’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Participant’s ability substantially to perform Participant’s duties with the Company.

(ii)	“Change in Control” shall mean any of the following events occurring after the date of this Agreement (but only if such event also constitutes a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code):
(A)	The acquisition by any Person (as defined in Section 2(b)(vi)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i), (ii) or (iii) of this clause (A); or

(B)	Individuals who, as of the Grant Date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 2(b)(iv)(C)) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or
(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(D)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(iii)	“Notice of Termination” shall mean a written notice which sets forth the date of termination of Participant’s employment.

(iv)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(v)	“Qualifying Termination” shall mean: (A) a termination of Participant’s employment with the Company or its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control; provided, however, that any such termination shall not be a Qualifying

Termination if Participant has been notified in writing more than 30 days prior to the Announcement Date that Participant’s employment with the Company is not expected to continue for more than 12 months following the date of such notification, but only if Participant’s employment with the Company is terminated within such 12 month period; and provided further, however, that any such termination shall not be a Qualifying Termination if Participant has announced in writing, prior to the date the Company provides Notice of Termination to Participant, the intention to terminate employment, subject to the condition that any such termination by the Company prior to Participant’s stated termination date shall be deemed to be termination by Participant on such stated date unless termination by the Company is for Cause; (B) a termination of Participant’s employment with the Company or its Affiliates as a result of Disability within 12 months following a Change in Control; or (C) a termination of Participant’s employment with the Company or its Affiliates (other than a termination by the Company for Cause) within 12 months following a Change in Control, if, at the time of the Change in Control, such Participant is age 59 1/2 or older.
(g)	Breach of Confidentiality Agreement. Notwithstanding any provision of this Section 2 to the contrary, no Units shall vest if Participant has violated any confidentiality or non-solicitation agreement between the Company or any Affiliate and Participant since the Grant Date.

(h)	Forfeiture. Any Units that do not become vested pursuant to this Section 2 shall be immediately and irrevocably forfeited as of the date on which it is determined that such Units will not vest. Upon forfeiture, Participant shall have no rights relating to the forfeited Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive dividend equivalents).
3.	Restriction on Transfer

Except for transfers by will or the applicable laws of descent and distribution, the Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.

4.	Distribution of Shares with Respect to Units

Subject to the restrictions in this Section 4, following the vesting of Units and following the payment of any applicable withholding taxes pursuant to Section 8 of this Agreement, the Company shall cause to be issued and delivered to Participant a certificate or certificates evidencing Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:

(a)	Scheduled Vesting Date Distributions. As soon as administratively feasible following each Scheduled Vesting Date (but in no event later than 60 days following such Scheduled Vesting Date), all Shares issuable pursuant to Units that become vested as of such Scheduled Vesting Date shall be distributed to Participant, or in the event of Participant’s death, to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution.

(b)	Distributions Following Retirement. If Participant’s employment with the Company or its Affiliates is terminated due to Retirement, the distribution of the Shares that become vested pursuant to Section 2(c) will be distributed as soon as administratively practicable following the applicable Scheduled Vesting Date (but in no event later than 60 days following such Scheduled Vesting Date).

(c)	Distributions Following Disability. If Participant’s employment with the Company or its Affiliates is terminated due to Disability, the distribution of Shares that become vested pursuant to Section 2(d) shall not be accelerated and such Shares will be distributed as soon as administratively practicable following each of the applicable Scheduled Vesting Dates (but in no event later than 60 days following any such Scheduled Vesting Date).

(d)	Distributions Following Death. As soon as administratively feasible following the death of a Participant (but in no event later than 60 days following such death) all Shares issuable pursuant to Units that become vested pursuant to Section 2(e) shall be distributed to Participant.

(e)	Qualifying Termination Distributions. As soon as administratively feasible following a Separation From Service (as defined below) in connection with a Qualifying Termination (but in no event later than 60 days following such Separation from Service), all Shares issuable pursuant to Units that become vested as a result of such Qualifying Termination shall be distributed to Participant. For purposes of this Agreement, “Separation From Service” shall mean a Participant’s separation from service with the Company and its affiliates, as determined under Treasury Regulation section 1.409A-1(h)(1), provided, that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code (applying the eighty percent common ownership standard). Notwithstanding the foregoing, any Shares issuable to a Specified Employee (as defined below) as a result of a Separation From Service in connection with a Qualifying Termination will not be delivered to such Specified Employee until the date that is six months and one day after the date of the Separation From Service. For purposes of the preceding sentence, “Specified Employee” shall mean any Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, determined in accordance with the rules set forth in the separate document entitled “U.S. Bank Specified Employee Determination.”

(f)	No Fractional Shares. In the event that the number of Shares distributable pursuant to this Section 4 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.
5.	Securities Law Compliance

The delivery of all or any of the Shares in accordance with this Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

6.	Rights as Shareholder; Dividend Equivalents

Prior to the distribution of Shares with respect to Units pursuant to Section 4, Participant shall not have ownership or rights of ownership of any Shares underlying the Units; provided, however, that cash dividend equivalents shall accrue on the Shares underlying the Units, whether such Units are vested or unvested, if cash dividends are declared by the Company’s Board of Directors on the Common Stock after the Grant Date. Such dividend equivalents will be in an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock. The dividend equivalents shall be treated as earnings on, and as a separate amount from, the Units for purposes of Section 409A of the Code. No accrued dividend equivalents shall be paid to Participant if the Company does not achieve or exceed the Peer Group ROE Ranking Target. If the Company achieves or exceeds the Peer Group ROE Ranking Target, dividend equivalents accrued prior to the Determination Date will be paid to Participant as soon as administratively feasible after the Determination Date (but in no event later than 30 days following the Determination Date). After the Determination Date, if the Company has achieved or exceeded the Peer Group ROE Ranking Target, dividend equivalents will be paid to Participant with respect to unvested Shares on the same payment dates as dividends to holders of the Common Stock are paid; provided, however, that, in all events, any dividend equivalents paid in accordance with this sentence shall be paid in the calendar year in which the dividends are declared, or, if later, on or before the date that is two and one-half months after the date on which such dividends are declared. Dividend equivalents paid with respect to dividends declared before the delivery of the Shares underlying the Units following vesting will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

7.	Distributions and Adjustments

The Award shall be subject to adjustment, in accordance with Section 4(c) of the Plan, in the event that any distribution, recapitalization, reorganization, merger or other event covered by Section 4(c) of the Plan shall occur.

8.	Income Tax Withholding

In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may satisfy any applicable tax withholding obligations arising from the receipt of Shares, or lapse of restrictions relating to the Units, by check payable to the Company. In addition, Participant may, at Participant’s election, satisfy the minimum tax withholding obligations that arise at the time of delivery of Shares by electing to have the Company withhold a portion of the Shares otherwise to be delivered with a Fair Market Value (as such term is defined in the Plan) equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.

9.	Miscellaneous
(a)	Terms of Plan. This Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the U.S. Bancorp Intranet Website in the Human Resources, Compensation section of such website.

(b)	No Right to Employment. This Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c)	Tax Matters. Participant acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.

(d)	Section 409A. It is intended that the Plan and the Agreement shall comply with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, and the provisions of this Agreement shall be construed and administered accordingly.
10.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
This Exhibit A to the Performance Restricted Stock Unit Award Agreement sets forth the method for determining whether the Company has achieved or exceeded the “Peer Group ROE Ranking Target” or the “Alternative Peer Group ROE Ranking Target,” as the case may be.
Peer Group ROE Ranking Target
“Peer Group ROE Ranking Target” means a Peer Group ROE Ranking of 50%.
The Committee shall determine whether the Company has achieved or exceeded the Peer Group ROE Ranking Target through application of the following definitions:
“Peer Group ROE Ranking” means the percentile rank of Company ROE relative to Peer Group ROE.
“Company ROE” means the simple average of the ROE achieved by the Company during each of the fiscal years ending December 31, 2010, 2011 and 2012.
“Peer Group ROE” means the simple average of the ROE achieved by each of the Peer Group Companies during each of the fiscal years ending December 31, 2010, 2011 and 2012.
“ROE” means (a) the net income of a company attributable to shareholders during each of the fiscal years ending December 31, 2010, 2011 and 2012, divided by (b) the average total common shareholders’ equity of such company as of December 31, 2010, 2011 and 2012, respectively.
“Peer Group Companies” means the following companies: Bank of America Corporation; BB&T Corporation; Fifth Third Bancorp; JPMorgan Chase and Co.; Keycorp; The PNC Financial Services Group, Inc.; Regions Financial Corporation; SunTrust Banks, Inc.; and Wells Fargo & Company.
“Performance Period” means the three-year period ending December 31, 2012.
“Determination Date” means the date on which the Peer Group ROE Ranking is determined, which date shall not be later than 60 days after the last day of the Performance Period.
Alternative Peer Group ROE Ranking Target
“Alternative Peer Group ROE Ranking Target” means an Alternative Peer Group ROE Ranking of 50%.
The Committee shall determine whether the Company has achieved or exceeded the Alternative Peer Group ROE Ranking Target through application of the following definitions:
“Alternative Peer Group ROE Ranking” means the percentile rank of the Alternative Company ROE relative to the Alternative Peer Group ROE.
“Alternative Company ROE” means the simple average of the Alternative ROE achieved by the Company during each of the fiscal years ending December 31, 2010 and 2011, unless the Alternative Performance Period is comprised only of the fiscal year ending December 31, 2010, in

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which case the “Alternative Company ROE” means the Alternative Company ROE achieved by the Company during such fiscal year.
“Alternative Peer Group ROE” means the simple average of the Alternative ROE achieved by each of the Peer Group Companies during each of the fiscal years ending December 31, 2010 and 2011, unless the Alternative Performance Period is comprised only of the fiscal year ending December 31, 2010, in which case the “Alternative Company ROE” means the Alternative ROE achieved by the Peer Group Companies during such fiscal year.
“Alternative ROE” means, in cases where the Alternative Performance Period is comprised of the two-year period ending December 31, 2011, (a) the net income of a company attributable to shareholders during each of the fiscal years ending December 31, 2010 and 2011, divided by (b) the average total common shareholders’ equity of such company as of December 31, 2010 and 2011, respectively. If the Alternative Performance Period is comprised only of the fiscal year ending December 31, 2010, the “Alternative ROE” means for a company (i) the net income of such company attributable to shareholders during such fiscal year, divided by (ii) the average total common shareholders’ equity of such company as of December 31, 2010.
“Peer Group Companies” means the following companies: Bank of America Corporation; BB&T Corporation; Fifth Third Bancorp; JPMorgan Chase and Co.; Keycorp; The PNC Financial Services Group, Inc.; Regions Financial Corporation; SunTrust Banks, Inc.; and Wells Fargo & Company.
“Alternative Performance Period” means (i) the two-year period ending December 31, 2011, if a Qualifying Termination occurs on or after December 31, 2011 but before December 31, 2012 or (ii) the fiscal year ending December 31, 2010, if a Qualifying Termination occurs on or after December 31, 2010 but before December 31, 2011.
“Alternative Determination Date” means the date on which the Alternative Peer Group ROE Ranking is determined, which date shall not be later than 60 days after the date of the Qualifying Termination.
Committee Determinations
The Committee shall make all determinations regarding achievement of the Peer Group ROE Ranking Target or the Alternative Peer Group ROE Ranking Target, as the case may be. The Committee shall determine the Company ROE and the Alternative Company ROE by reference to the financial statements of the Company set forth in the Company’s reports filed with the Securities and Exchange Commission. The Committee shall determine the Peer Group ROE Ranking and the Alternative Peer Group ROE Ranking by reference to publicly available financial information regarding the Peer Group Companies. The Committee may modify the Companies comprising the Peer Group Companies as necessary or appropriate. Any determination by the Committee pursuant to this Exhibit A will be binding upon each Participant and the Company.

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